REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of August 1, 2011, by and among Central Energy Partners LP, a Delaware limited partnership (the “Partnership”), Central Energy, LP, a Delaware limited partnership (“CE LP”) and each of the Persons (as herein defined) set forth on Schedule A hereto (the “Purchasers”). The Partnership, CE LP and the Purchasers are referred to herein collectively as the “Parties.”

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the 12,724,019 Common Units of the Partnership acquired by CE LP pursuant to the terms and conditions of that certain Securities Purchase and Sale Agreement dated May 25, 2010, as amended, by and among the Partnership, Penn Octane Corporation and CE LP (the “Purchase Agreement”) and subsequently distributed to the Purchasers pursuant to the terms of the limited partnership agreement of CE LP (the “Purchased Units”); and

WHEREAS, the Partnership and CE LP have agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers; and

WHEREAS, as an inducement to the willingness of the Purchasers to hold the Purchased Units, the Partnership desires to provide certain registration rights to the Purchasers with respect to the Purchased Units held by them upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Units” has the meaning set forth in the LP Agreement.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 2(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means Central Energy GP LLC, a Delaware limited liability company, and its successor and permitted assigns that are admitted to the Partnership as a general partner of the Partnership, in its capacity as general partner of the Partnership.

“Holder” means (i) any Purchaser who holds Registrable Securities, or (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 9(d) hereof.

“Incentive Distribution Rights” has the meaning set forth in the LP Agreement.

“Included Registrable Securities” has the meaning set forth in Section 2(b)(i).

“Losses” has the meaning set forth in Section 5(a).

“LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Central Energy Partners LP dated April 12, 2011, as may be amended from time to time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager or managers of such Underwritten Offering.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act and any successor to such section, or any other nationally recognized quotation system.

“Other Holders” has the meaning set forth in Section 2(b)(ii).

“Other Registrable Securities” means (i) Registrable Securities as defined in that certain Registration Rights Agreement dated May 29, 2009 by and between the Partnership and TCW Energy X Blocker (Rio Vista), L.L.C., a Delaware limited liability company; and (ii) Common Units held by Penn Octane Corporation and subject to piggy-back registration rights as set forth in section 9(b) of the Purchase Agreement.

“Parties” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Securities” means any equity interest of any class or series in the Partnership, currently issued and outstanding or issued by the Partnership in the future, including Common Units and Incentive Distribution Rights.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, joint stock company, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity of any kind.

“Piggyback Notice” has the meaning set forth in Section 2(b)(i).

“Piggyback Registration” has the meaning set forth in Section 2(b)(i).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or known to the Partnership to be threatened.

“Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

“Purchased Units” has the meaning set forth in the preamble to this Agreement.

“Registrable Securities” means the Purchased Units.

“Registration Expenses” has the meaning set forth in Section 4(a).

“Registration Statement” means a registration statement in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 145” means Rule 145 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” has the meaning set forth in Section 4(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Shelf Registration Statement” means a Registration Statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415.

“Suspension Period” has the meaning set forth in Section 2(a)(ii).

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if the Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City is generally open.

“Trading Market” means the National Securities Exchange on which Registrable Securities are listed.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Purchased Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.             Registration.

(a)           Shelf Registration.

(i)           As soon as practicable following April 15, 2012, the Partnership shall prepare and file a Shelf Registration Statement covering the Registrable Securities. The Partnership shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 180 Business Days after the filing of the Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this Section 2(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its commercially reasonable efforts to include such information in the prospectus. The Partnership will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2(a) to be continuously effective under the Securities Act until the earliest of (1) all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement, (2) there are no longer any Registrable Securities outstanding or (3) two years from the date on which the Shelf Registration Statement is first filed (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Purchasers’ rights (and any transferee’s rights pursuant to Section 9(d)) under this Section 2(a) shall terminate when such Registrable Securities become eligible for resale under Rule 144 (or any similar provision then in force under the Securities Act).

(ii)           Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any Prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (1) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that its ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (2) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership (any such period, a “Suspension Period”); provided, however, in no event shall any delay pursuant hereto exceed thirty (30) days in any ninety (90) day period or ninety (90) days in any three hundred sixty-five (365) day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

(b)           Piggyback Registration.

(i)           Commencing on April 15, 2012, if the Partnership at any time proposes to file a prospectus supplement to an effective Shelf Registration Statement with respect to an Underwritten Offering of Common Units for its own account or to register any Common Units for its own account for sale to the public in an Underwritten Offering or otherwise file any Registration Statement with the Commission relating to any Underwritten Offering of Common Units other than (1) a Registration Statement on Form S-8 (or any successor form) relating solely to employee benefit plans or (2) a Registration Statement on Form S-4 (or any successor form) relating solely to a Rule 145 transaction, then, as soon as practicable following the engagement of counsel to the Partnership to prepare the documents to be used in connection with an Underwritten Offering, the Partnership shall give notice (including, but not limited to, electronic mail) of such proposed Underwritten Offering to the Holders (the “Piggyback Notice”), and such Piggyback Notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity to Holders if the Holders do not offer a minimum of $5,000,000 of Registrable Securities and Other Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities and Other Registrable Securities owned by the average of the closing bid price for Common Units on the Trading Market for the ten (10) trading days preceding the date of such Piggyback Notice). The Piggyback Notice required to be provided in this Section 2(b) to Holders shall be provided on a Business Day pursuant to Section 9(c) hereof and confirmation of receipt of such Piggyback Notice shall be confirmed by such Holder. Each Holder shall then have three (3) Business Days to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Registration. If, at any time after giving a Piggyback Notice and prior to the closing of the Underwritten Offering which is the subject of such notice, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal up to and including the time of pricing of such Underwritten Offering.

(ii)           If the Managing Underwriter of any proposed Underwritten Offering of Common Units included in a Piggyback Registration advises the Partnership that the total amount of Common Units which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated pro rata among the Selling Holders and any other Persons who have been or are granted registration rights on or after the date of this Agreement (“Other Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (1) the number of Registrable Securities proposed to be sold by such Selling Holder or such Other Holder in such offering; by (2) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration.

(c)           Underwritten Offering.

(i)           In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering of at least ten million ($10,000,000) of Registrable Securities and Other Registrable Securities, the Partnership shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 5, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of the Registrable Securities; provided, however, that the management of the General Partner will not be required to participate in a roadshow or similar marketing effort.

(ii)           In connection with any Underwritten Offering (1) under Section 2(b) of this Agreement, the Partnership shall be entitled to select the Managing Underwriter, and (2) under Section 2(c)(i) of this Agreement, the Selling Holders shall be entitled to select the Managing Underwriter. In connection with an Underwritten Offering under Section 2(b) or Section 2(c)(i) hereof, each Selling Holder and the Partnership shall enter into an underwriting agreement with the Managing Underwriter which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the pricing of such Underwritten Offering hereof to be effective. No such withdrawal or abandonment shall affect Partnerships obligation to pay Registration Expenses.

(d)           No Injunctive Rights.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

3.           Registration Procedures.

(a)           In connection with its obligations contained in Sections 2.1, 2.2 and 2.3, the Partnership will, as expeditiously as possible:

(i)           prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

(ii)           furnish to each Selling Holder (1) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other Registration Statement and the prospectus included therein or any supplement or amendment thereto, and (2) such number of copies of the Shelf Registration Statement or such other Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other Registration Statement;

(iii)           if applicable, register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that no such qualification will be required in any jurisdiction where, as a result thereof, the Partnership would (1) be required to qualify generally to transact business in such jurisdiction and where it is not then required to so qualify, (2) be subject to general service of process in such jurisdiction and where it is not then so subject, or (3) become subject to taxation solely as a result of such registration;

(iv)           promptly notify each Selling Holder and the Managing Underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (1) the filing of the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement or any prospectus included therein or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other Registration Statement or any post-effective amendment thereto, when the same has become effective; and (2) any written comments from the Commission with respect to any filing referred to in clause (1) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other Registration Statement or any prospectus or prospectus supplement thereto;

(v)           immediately notify each Selling Holder and the Managing Underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (1) the happening of any event as a result of which the prospectus contained in the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (2) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (3) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(vi)           upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(vii)           in the case of an Underwritten Offering, furnish upon request, (1) an opinion of counsel for the Partnership, dated the Effective Date of the applicable Registration Statement or the date of any amendment or supplement thereto, preliminary or prospectus supplement, and a letter of like kind dated the date of the closing under the underwriting agreement, and (2) a “cold comfort” letter, dated the Effective Date of the applicable Registration Statement or the date of any amendment or supplement thereto, preliminary or prospectus supplement and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable Registration Statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities, such other matters as such underwriters may reasonably request;

(viii)           otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix)           make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(x)           cause all such Registrable Securities registered pursuant to this Agreement to be listed on the Trading Market;

(xi)           use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(xii)           provide a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the Effective Date of such Registration Statement; and

(xiii)           enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

(xiv)           if a Selling Holder is deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities pursuant to this Agreement, and any amendment or supplement thereof, then the Partnership will cooperate with the Selling Holder in allowing the Selling Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at the request of a Selling Holder seeking to offer or sell Registrable Securities, the Partnership will furnish to such Selling Holder, on the date of the effectiveness of any Registration Statement covering the sale of such Selling Holder’s Registrable Securities and thereafter, (i) a letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Selling Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (iii) a standard officer’s certificate from the appropriate officers of the Partnership addressed to such Selling Holder. The Partnership shall also permit legal counsel to such Selling Holder review and comment upon any such Registration Statement at least five (5) Business Days prior to its filing with the Commission and all amendments and supplements to any such Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any such Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (v) of this Section 3(a), shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(v) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter, if any, to deliver to the Partnership, at its expense, all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

(b)           During the Effectiveness Period of any Registration Statement, the Partnership will furnish to each Selling Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by a Selling Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Partnership will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(c)           The Partnership will cooperate with Selling Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Partnership’s transfer agent, the Partnership will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(d)           The Partnership shall use commercially reasonable efforts to become eligible to use Form S-3 and, after becoming eligible to use Form S-3, shall use commercially reasonable efforts to remain eligible to use Form S-3, including by timely filing all reports with the Commission and meeting the other requirements of the Exchange Act.

(e)           The Partnership shall have no obligation to include in the Shelf Registration Statement Purchased Units of a Holder or in a Piggyback Registration Purchased Units of a Selling Holder who has failed to timely furnish such information which, in the opinion of counsel to the Partnership, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

4.           Registration Expenses.

(a)           “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration, a Piggyback Registration or an Underwritten Offering and the disposition of such Registrable Securities including, without limitation, (i) all registration, filing, securities exchange listing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, and fees and expenses with respect to filings required to be made with the Trading Market; (ii) all word processing, duplicating and printing expenses, including expenses of printing certificates for Common Units and of printing prospectuses if the printing of prospectuses is reasonably requested by a Selling Holder; (iii) messenger, telephone and delivery expenses; (iv) the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance; and (v) . The Partnership shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions, transfer taxes applicable to the sale of the Registrable Securities, and fees and disbursements of legal counsel for any Holder.

(b)           The Partnership will pay all reasonable Registration Expenses in connection with a Piggyback Registration or Underwritten Offering, whether or not any sale is made pursuant to the Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

5.           Indemnification.

(a)           By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Registrable Securities, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other Registration Statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of the Registrable Securities by such Selling Holder.

(b)           By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)           Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 5(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 5 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not contain any admission of wrong doing by, the indemnified party.

(d)           Contribution. If the indemnification provided by this Section 5 is held by a court or government agency of competent jurisdiction to be unavailable to the Partnership or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Partnership on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Partnership on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)           Other Indemnification. The provisions of this Section 5 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

6.           Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Partnership shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Partnership shall deliver to such Holder a written statement as to whether it has complied with such requirements.

7.           Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement which (a) is inconsistent with the rights granted to the Holders with respect to Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (b) would allow any holder of Partnership Securities to include Partnership Securities in any Registration Statement filed by the partnership on a basis that is superior or more favorable in any material respect to the rights granted to the Holders hereunder.

8.           Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.           Miscellaneous.

(a)           Specific Performance. Damages in the event of breach of this Agreement by a Party to this Agreement may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

(b)           Amendments. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.

(c)           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 9(c)prior to 5:00 p.m. (Eastern Standard Time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given if sent by mail through the United States Postal Service. The address for such notices and communications shall be as follows:

If to the Partnership:	Central Energy Partners LP 8150 N. Central Expressway Suite 1525 Dallas, Texas 75206 Attn: Imad K. Anbouba Carter R. Montgomery

With a copy to:	Shackelford Melton & McKinley 3333 Lee Parkway Tenth Floor Dallas, Texas 75219 Attention: W. Phillip Whitcomb

If to Cushing:	The Cushing MLP OpportunityFund I, L.P. 8117 Preston Road Suite 440 Dallas, Texas 75225 Attn: Jerry V. Swank

With a copy to:	Barry Greenberg General Counsel Swank Capital 8117 Preston Road Suite 440 Dallas, Texas 75225

If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(d)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 9(d), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Partnership and the Holders of a majority of the outstanding Registrable Securities. Notwithstanding anything in the foregoing to the contrary, the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided (i) the Partnership is furnished with written notice, prior to the transfer or assignment of such Registrable Security, of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Partnership may not assign its respective rights or obligations hereunder without the prior written consent of the Holders of a majority of the outstanding Registrable Securities.

(e)           Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(f)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

(g)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)           Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Partnership set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

(i)           No Presumption. In the event any claim is made by a Party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

(j)           Recapitalization, Exchanges, etc. affecting the Registrable Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Registrable Securities of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

(k)           Headings; Section References. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless otherwise stated, references to Sections, Schedules and Exhibits are to the Sections, Schedules and Exhibits of this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CENTRAL ENERGY PARTNERS LP

By:	CENTRAL ENERGY GP LLC,
its General Partner

By:	/s/ Imad K. Anbouba
Imad K. Anbouba,
Co-President

By:	/s/ Carter R. Montgomery
Carter R. Montgomery
Co-President

Signature Page to Registration Rights Agreement

THE CUSHING MLP OPPORTUNITY FUND I, L.P.

By:	Carbon County Partners I, L.P.,
its General Partner

By:	Cushing MLP Asset Management, LP, member

By:	Swank Capital, LLC, its general partner

By:	/s/ Jerry V. Swank
Jerry V. Swank,
Managing Partner

SANCTUARY CAPITAL LLC

By:	/s/ Rand H. Falbaum
Rand H. Falbaum,
Manaqing Member

Signature Page to Registration Rights Agreement

MUSTANG DRILLING, INC.

By:	/s/ Michael T. Wilhite, Jr.
Michael T. Wilhite, Jr.,
Vice President and General Counsel

/s/Christopher G. Jordan
Christopher G. Jordan

/s/ Robert Corcoran
Robert Corcoran

/s/ John Stafford Comegys
John Stafford Comegys

/s/ Alfred Glassel Comegys
Alfred Glassell Comegys

/s/ Ripley S. Comegys
Ripley S. Comegys

/s/ William M. Comegys, III
William M. Comegys, III

/s/ C. Vance Campbell, Jr.
C. Vance Campbell, Jr.

Signature Page to Registration Rights Agreement

SCOTTSCO, LLC

By:	/s/ Scott P. Sealy, Sr.
Scott P. Sealy, Sr.
Sole Member

/s/ Richard R. Varnell
Richard R. Varnell

ADVENTURE SEEKERS TRAVEL, INC.

By:	/s/ Bryce Rhodes
Bryce Rhodes,
President

/s/ Patrick K. McGee
Patrick K. McGee

Signature Page to Registration Rights Agreement

CIMARRON RIVER INVESTMENTS, LLC

By:	/s/ Mark Reed
Mark Reed
Managing Member

/s/ Alden B. McCall
Alden B. McCall

By:	/s/ Byron Dunn
W. Byron Dunn

Signature Page to Registration Rights Agreement